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                                                        Exhibit (10)
                                 Law Offices
                          DRINKER BIDDLE & REATH LLP
                     Philadelphia National Bank Building
                             1345 Chestnut Street
                         Philadelphia, PA 19107-3496
                          Telephone: (215) 988-2700
                                Telex: 834684
                             Fax: (215) 988-2757



                                March 31, 1998

Investment Services For
  Education Associations Trust
905 Marconi Avenue
Ronkonkoma, NY 11779

        RE: POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM N-1A (FILE NOS. 333-17789 AND 811-7967)
             ---------------------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Investment Services For Education Associations Trust, a Delaware business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended.

        The Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), with a par value of $0.0001 per share. The Board of Trustees of the Trust has the power to create and establish one or more investment portfolios ("Portfolio") of Shares and to classify or reclassify any unissued Shares with respect to such Portfolios. Currently the Trust is offering Shares of one Portfolio, the Investment Services For Education Association Money Market Fund. The Board of Trustees have previously authorized the issuance of Shares to the public.

        We have reviewed the Trust's Amended and Restated Agreement of Trust (the "Trust Agreement"), By-Laws, resolutions of its Board of Trustees and such other legal and factual matters as we have deemed appropriate. We assume that the Shares have been or will be issued against payment therefor as described in the Trust's applicable Prospectus.

        This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.
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Investment Services For
   Education Associations Trust
March 31, 1998
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        Based upon the foregoing, it is our opinion that the Shares have been and will be validly issued, fully paid and non-assessable by the Trust, and that the holders of Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).

        We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Trust's Registration Statement.

                                Very truly yours,


                                /s/DRINKER BIDDLE & REATH LLP
                                DRINKER BIDDLE & REATH LLP